Exhibit 10.6

INSTRUMENT AMENDING

LYONDELL CHEMICAL COMPANY

EXECUTIVE DEFERRAL PLAN

LYONDELL CHEMICAL COMPANY hereby amends, effective February 23, 2006, the Lyondell Chemical Company Executive Deferral Plan, (“Plan”) applicable to deferrals before 2005 to merge the Plan into the 2005 Lyondell Chemical Company Executive Deferral Plan, (“Executive Deferral Plan”). The Executive Deferral Plan shall be the surviving plan and its terms shall apply to all deferral accounts now held under the Executive Deferral Plan as a result of the merger.

IN WITNESS WHEREOF, LYONDELL CHEMICAL COMPANY, acting by and through its duly authorized officer, has caused this Instrument to be executed on this 23rd day of February, 2006.

ATTEST:		LYONDELL CHEMICAL COMPANY

BY:	/s/ Janna Sewell	BY:	/s/ Dan F. Smith
	Assistant Secretary		Dan F. Smith
President and Chief Executive Officer

INSTRUMENT AMENDING

LYONDELL CHEMICAL COMPANY

DEFERRAL PLAN

LYONDELL CHEMICAL COMPANY hereby amends the Lyondell Chemical Company Deferral Plan, to read in its entirety as the document entitled “Lyondell Chemical Company Executive Deferral Plan”, attached hereto.

IN WITNESS WHEREOF, LYONDELL CHEMICAL COMPANY, acting by and through its duly authorized officer, has caused this Instrument to be executed on this 23rd day of February. 2006.

ATTEST:		LYONDELL CHEMICAL COMPANY

BY:	/s/ Janna Sewell	BY:	/s/ Dan F. Smith
	Assistant Secretary		Dan F. Smith
President and Chief Executive Officer

Lyondell Chemical Company

EXECUTIVE DEFERRAL PLAN

Amended and Restated, February 23, 2006

Lyondell Chemical Company

Executive Deferral Plan

1

2

ARTICLE I

GENERAL PROVISIONS

Section 1.1 Purpose and Intent.

This Plan is intended to provide the opportunity for eligible Employees to accumulate supplemental funds for retirement or special needs before retirement through deferral of portions of their regular Salary, Awards and Executive Supplementary Savings Plan benefits.

This Plan replaces the deferral provisions of the Lyondell Chemical Company Executive Deferral Plan for amounts deferred before 2005 (“Prior Plan”) to conform to the requirements of Code Section 409A and any related regulation or other guidance promulgated by applicable governmental agencies (“Code Section 409A”) and establishes the provisions of this Plan as intended to apply to deferrals of compensation earned or accrued in 2005 and thereafter. Effective February 23, 2006, the Prior Plan was merged into this Plan and the terms of this Plan shall govern the Prior Plan Account.

Section 1.2 Effective Date.

This Plan document generally shall be effective as of January 1, 2005 and shall apply to Plan Participants on or after January 1, 2005, unless certain provisions specify that they are effective on a different date.

Section 1.3 Definitions.

Account means a separate bookkeeping account maintained by the Company for each Employee which measures and determines the amounts to be paid to the Employee under the Plan. An Account may be divided in subaccounts as needed to reflect particular Deferral Elections.

Administrative Committee means the Benefits Administrative Committee of the Company.

Awards means immediate cash awards made under the Lyondell Chemical Company annual incentive compensation plans for executives and senior managers or awards under any other plan that the Board of Directors of Lyondell Chemical Company, or its Compensation and Human Resources Committee, has authorized the Company to adopt and to treat as Awards under this Plan.

Beneficiary means a person who is entitled to receive a Participant’s interest under this Plan when the Participant dies before his Account is totally distributed.

Change in Control means a change in the control of Lyondell Chemical Company as defined in Section 4.9.

Code means the Internal Revenue Code of 1986, as amended, including any successor provisions and any regulations or other guidance promulgated by applicable governmental agencies.

Company means Lyondell Chemical Company, a Delaware corporation, or its successor.

Deferral Election means a Participant’s election to defer Salary, Awards, and/or ESSP Benefits during a Deferral Period according to Article II.

Deferral Period means the particular calendar year for which a Deferral Election is made. A new Deferral Period begins each January 1 and ends each December 31.

Deferred Compensation means the amount of Salary, Awards and/or ESSP Benefits a Participant elects to defer by a Deferral Election.

Disability means a medically determinable physical or mental impairment which is expected to last for at least a continuous twelve (12) month period or is expected to result in death, where the Participant (i) either cannot engage in any substantial gainful employment due to the impairment or (ii) is receiving disability benefits for at least three (3) months under the Company’s applicable disability plan.

Distribution means a distribution of a Participant’s Account as a result of a Separation from Service or other event specified under this Plan and permitted by Code Section 409A.

Early Distribution means a Distribution before Separation from Service as specified in Section 4.4 and permitted by Code Section 409A.

Effective Date means January 1, 2005.

Employee means a regular salaried employee of the Company.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, including any successor provisions and any regulations or other guidance promulgated by applicable governmental agencies.

ESSP Benefits means benefits under the Company’s Executive Supplementary Savings Plan.

Financial Hardship means a condition of severe financial difficulty due to an unforeseeable emergency resulting from (i) an illness or accident of the Participant, his spouse or dependent; (ii) a casualty causing a Participant’s property loss; or (iii) other similar or extraordinary and unforeseeable circumstances created by events beyond the Participant’s control, as determined by the Administrative Committee, upon advice of counsel, based on written information supplied by the Participant and which is sufficient, in counsel’s judgment, to justify a change in a Distribution election under the Plan without causing the Participant or any other Participant to receive taxable income from the Plan before the Participant actually receives his benefit.

Interest Rate means the interest rate announced by the Company before the Deferral Period and applied to the Participant’s Account during that Plan Year.

Key Employee means an Employee who, at any time during the prior Plan Year, was identified as (i) an officer of the Company with annual compensation greater than $130,000, as adjusted, (ii) a five percent (5%) owner of the Company, or (iii) a one percent (1%) owner of the Company with annual compensation from the Company of more than $150,000, as adjusted, as determined according to the requirements of Code Sections 409A and 416(i). For Plan Distribution purposes, an Employee identified as a Key Employee during a year ending on an identification date shall be considered a Key Employee for a twelve (12) month period beginning on the following April 1. December 31 of the prior Plan Year shall be used as the identification date to identify Key Employees under Code Section 409A.

Participant means any Employee who is participating in this Plan under Article II, and any former Employee who has not received the entire benefit to which he is entitled under this Plan.

Plan means this Lyondell Chemical Company Executive Deferral Plan.

Plan Year means each calendar year beginning on January 1 and ending on December 31.

Prior Plan Account means the amounts deferred under the Prior Plan before 2005 and associated earnings.

Salary means the Employee’s regular, biweekly salary, excluding Awards and any other special or additional compensatory payments made by the Company.

Separation from Service means the Participant’s employment termination from Lyondell Chemical Company, or any of its Subsidiaries and Affiliates, which complies with the requirements of Code Section 409A. A transfer to or from Lyondell Chemical Company and any of its Subsidiaries or Affiliates shall not be a Separation from Service under this Plan.

Subsidiaries or Affiliates means:

(a) All corporations that are members of a controlled group of corporations within the meaning of Code Section 414(b) and of which the Company is then a member, and

(b) All trades or businesses, whether or not incorporated, that are then under common control with the Company within the meaning of Code Section 414(c).

Survivor Benefit means the benefit under Section 4.3 provided when a Participant dies before his Account is distributed.

Valuation Date means the last day of each month, or another date the Administrative Committee determines, in its discretion, which may be either more or less frequent, used to value Participants’ Accounts.

ARTICLE II

PARTICIPATION AND DEFERRAL ELECTIONS

Section 2.1 Eligibility and Participation.

(a) Eligibility. Eligibility to participate in this Plan shall be limited to Employees who (1) are eligible to receive an Award (2) are participants in the Executive Supplementary Savings Plan, or (3) have been designated as eligible by a specific resolution of the Administrative Committee upon recommendation of the Company’s Vice President, Human Resources. Effective January 1, 2006, an Employee who becomes eligible to participate in this Plan after a Deferral Period begins shall not be eligible to participate until the following Deferral Period.

(b) Participation. An eligible Employee may elect to participate in the Plan by submitting a Deferral Election for a Deferral Period.

Section 2.2 Deferral Types.

A Participant may elect to defer Salary, Awards and/or ESSP Benefits, subject to any limits, conditions or restrictions, such as minimum or maximum deferral amounts, as the Administrative Committee prescribes before the Deferral Period begins. A Participant may also elect to defer an Early Distribution at the time and in the manner the Administrative Committee prescribes.

Section 2.3 Deferral Elections.

Before each Deferral Period, at a time and in the manner the Administrative Committee prescribes, each eligible Employee may elect to defer Salary, Awards, and/or ESSP Benefits. The time and form of Distribution of the deferred amount shall be elected when the Deferral Election is made. This Deferral Election shall be irrevocable after the Deferral Period begins, unless modifications are authorized under Section 2.7.

Section 2.4 Deferral Limits.

Deferral Elections are subject to the following limits:

(a) A Participant may not defer more than fifty percent (50%) of his Salary.

(b) The Administrative Committee shall establish a minimum amount that may be deferred before the Deferral Period begins.

Section 2.5 Separation from Service.

Any outstanding Deferral Election relating to Awards and/or ESSP Benefits payable after Separation from Service shall remain binding; otherwise, a Participant’s Deferral Elections shall terminate on the Participant’s Separation from Service.

Section 2.6 Transfers.

A Participant’s Deferral Elections shall be irrevocable regardless of a transfer of employment among Lyondell Chemical Company, any of its Subsidiaries or Affiliates, or LYONDELL-CITGO Refining LP. When a transfer occurs, the Participant’s Deferral Election shall continue to apply to Awards, Salary or ESSP Benefits granted by the transferee company and the transferee company’s deferral plan shall assume responsibility for the remainder of the Deferral Period, if any, subject to any Deferral Election that the Participant made under the transferor company’s plan.

Section 2.7 Modification of Deferral Elections.

The Administrative Committee may permit a Participant to cease remaining deferrals under a Deferral Election upon finding that the Participant has suffered a Financial Hardship, to the extent that the Deferral Election may be revoked as a result of Financial Hardship under the Code Section 409A or a hardship Distribution under Code Section 401(k).

ARTICLE III

DEFERRED COMPENSATION ACCOUNTS

Section 3.1 Accounts.

Accounts shall be maintained for each Participant for record-keeping purposes only. A Participant’s Account may be divided into subaccounts if necessary to determine how a Participant’s Distribution Elections shall apply to portions of the Account.

Section 3.2 Deferred Compensation.

A Participant’s Deferred Compensation shall be credited to the Participant’s Account on the date when the corresponding non-deferred portion of the compensation is paid or would have been paid but for the Deferral Election. The Company shall have the right to withhold from Salary (or otherwise to cause the Participant or the executor or administrator of his estate, or his Beneficiary) to pay any federal, state, local and/or foreign taxes required to be withheld on any Deferred Compensation.

Section 3.3 Interest Rate.

Interest shall be credited monthly on the balance of the Account on each Valuation Date beginning on the date when deferred amounts are credited to the Account. A Participant’s Account will be credited with interest monthly during each Plan Year before the full Distribution of the Participant’s Account at the Interest Rate previously announced by the Company to apply during the Plan Year. Prior to January 1, 2006, the monthly Interest Rate shall be based on the previous monthly average of the Salomon Brothers Corporate BB Bond Yield. Effective January 1, 2006, the monthly Interest Rate during the Plan Year shall be based on the previous monthly average of the closing yield to maturity, as reported by Bloomberg, of Lyondell Chemical Company’s most junior publicly traded debt on December 1 of the prior Plan Year. If this debt is retired during the Plan Year, the monthly interest Rate shall be based on the previous monthly average of the then longest maturity for the Company’s most junior publicly traded debt.

Section 3.4 Account Value.

A Participant’s Account on each Valuation Date shall consist of the balance of the Participant’s Account on the immediately preceding Valuation Date, plus the amount of the Participant’s Deferred Compensation since the Valuation Date, plus interest credited to the Account, and minus any Distributions or reductions made from the Account since the immediately preceding Valuation Date.

Section 3.5 Vesting.

Each Participant shall be one hundred percent (100%) vested at all times in the amounts credited to the Participant’s Account.

Section 3.6 Account Statements.

The Company shall provide each Participant with periodic statements setting forth the Participant’s Account balance.

ARTICLE IV

PLAN BENEFITS

Section 4.1 Basic Plan Benefit.

Except as provided in Section 4.2, if a Participant has a Separation from Service, the Company shall pay a Plan benefit equal to the Participant’s Account, including interest at the Interest Rate established in Section 3.3. Interest is payable on a Participant’s Account balance until the Account is fully distributed.

Section 4.2 Distribution Elections.

(a) Time and Form of Distribution. If the Participant becomes entitled to a Distribution due to Separation from Service on or after attaining age fifty-five (55) with at least ten (10) years of service recognized by the Company or due to Disability, Distribution shall be made at the time and form specified in the applicable Deferral Elections, except as provided in this section or in (f)(2) below. However, if the Participant’s Separation from Service is due to a transfer to LYONDELL-CITGO Refining LP, the Participant will become entitled to a Distribution in the tenth (10th) calendar year following the year when the transfer occurred.

A Participant may elect one or more of the following forms and commencement dates for all or portions of his Account.

(1) Lump Sum. A single payment of all of the amount deferred under a Deferral Election.

(2) Installment Payments. Monthly installment payments for five (5), ten (10) or fifteen (15) years of the amount deferred under a Deferral Election in substantially equal payments of principal and interest.

Notwithstanding the foregoing, a Participant’s Account may be distributed earlier under the Plan terms due to death or Financial Hardship, as provided in Sections 4.3 and 4.5, or for other reasons as may be provided under Code Section 409A.

A Prior Plan Account for a Participant who was not an Employee of the Company or a Subsidiary on February 23, 2006 shall be distributed according to the criteria established under the Prior Plan and the Distribution election in effect on February 23, 2006. This Distribution election shall be irrevocable.

(b) Distribution Elections Inapplicable. If a Participant’s Account becomes distributable due to Separation from Service before attaining age fifty-five (55) with at least ten (10) years of service recognized by the Company, except as provided in (f)(2) below, the Participant’s Deferral Elections shall be disregarded and the Participant’s Account will be paid in substantially equal payments of principal and interest over a three (3) year period. Distribution shall begin as soon as administratively possible, but no later than sixty (60) days after a Separation from Service or as provided in (e) if the Participant is a Key Employee unless the Participant’s Separation from Service is due to a transfer to LYONDELL-CITGO Refining LP. However, if the Participant transfers to LYONDELL-CITGO Refining LP, the Participant will become entitled to a Distribution in the tenth (10th) calendar year following the year when the transfer occurred. The amount of each monthly installment shall be redetermined, effective January 1 of each year, based on the remaining balance subject to the installment payment election and the remaining number of installment payments.

(c) Failure to Make a Distribution Election. If the Participant becomes entitled to a Distribution on Separation from Service on or after attaining age fifty-five (55) with at least ten (10) years of service recognized by the Company or due to a Disability and has failed to make a Distribution election for an amount deferred for a particular Deferral Period, except as provided in (f)(2) below, that portion of the Participant’s Account balance will be distributed immediately in a single cash payment as soon as administratively possible, but no later than sixty (60) days following that distributable event or as provided in (e) if the Participant is a Key Employee.

(d) Change in Time or Form of Distribution. A Participant may elect to delay the commencement, or change the form, of a Plan Distribution, according to procedures adopted by the Administrative Committee, but (1) the election may not become effective until at least twelve (12) months after the date the Distribution election is made, (2) the election must defer payment for a period of at least five (5) years after the original Distribution date and (3) the new Distribution election must be made at least twelve (12) months before the date the original Distribution was scheduled to occur.

(e) Key Employees. If a Participant is a Key Employee whose Account becomes distributable due to Separation from Service, a Distribution shall not begin until six (6) months following the Key Employee’s Separation from Service, whether in a lump sum or installment payment form. Lump sum and installment payments shall be calculated on the Account value at the delayed Distribution date and shall commence as soon as administratively possible following the delayed Distribution date.

(f) Special Distribution Election Rules.

(1) A Participant who made a Deferral Election for the Deferral Period beginning on January 1, 2005 (“2005 Deferral Election”) may elect to change the time or form of Distribution of the amount deferred under the 2005 Deferral Election, according to procedures established by the Administrative Committee, if the Distribution change is made before December 31, 2005.

(2) A Participant who is an Employee of the Company or a Subsidiary on February 23, 2006 (“Active Participant”) and whose Prior Plan Account was merged into this Plan effective February 23, 2006 may elect to change the time or form of Distribution of the Prior Plan Account, according to procedures established by the Administrative Committee, if the Distribution change is made before December 31, 2006 and would not apply to amounts otherwise payable in 2006. If an Active Participant does not elect to change an existing Distribution election, the Prior Plan Account shall be distributed in the form previously selected by the Active Participant, following the Separation from Service or Disability. If an Active Participant does not have an existing Distribution election for the Prior Plan Account, payment of the Prior Plan Account will be made according to the applicable procedure for Distribution without a Distribution election set forth in (b) and (c) above.

Section 4.3 Survivor Benefits.

(a) Amount and Form. If the Participant dies before his Account Distribution begins, the Plan shall pay a Survivor Benefit equal to the value of the Participant’s Account balance, increased by the applicable Interest Rate on the unpaid Account balance during the period when Survivor Benefit payments are being made to the Participant’s Beneficiary. A Participant may elect the form of Survivor Benefit payments and the election will apply to his entire Account balance. A Participant may elect Survivor Benefits payable in a lump sum or monthly installments for five (5), ten (10) or fifteen (15) years in substantially equal payments of principal and interest. If the Participant has changed the Survivor Benefit election, the change shall not be effective until twelve (12) months after the date the change was made. If the Participant fails to elect a form of Survivor Benefit payments, the Participant’s Account balance shall be distributed in a lump sum as soon as practical following the Participant’s death.

If the Participant dies after his Account Distribution begins, any Survivor Benefit payment elected under this Plan shall not apply and the Participant’s Account balance shall continue to be paid to the Beneficiary in the benefit form that was payable to the Participant, until all remaining payments that would have been made to the Participant if the Participant had lived have been made. Payments shall be increased by the applicable Interest Rate credited on the deceased Participant’s unpaid Account balance during each year payment is made to the Beneficiary.

(b) Death Following Change in Control. If a Participant is entitled to a payment under Section 4.8 and dies before receiving his entire Account, the balance of the Participant’s Account shall be paid to Participant’s Beneficiary in a lump sum.

Section 4.4 Early Distribution.

A Participant may elect to receive an Early Distribution from his Account subject to the following restrictions:

(a) Election. The election to take an Early Distribution for a particular Deferral Election must be made at the same time the Participant makes that Deferral Election.

(b) Amount. The amount which a Participant can elect to receive as an Early Distribution shall be the portion of the amounts deferred under a particular Deferral Election, as prescribed by the Administrative Committee before the Deferral Period. If a previously elected amount exceeds the related Account balance when an Early Distribution is to be made, only the Account balance will be paid.

(c) Time of Early Distribution. The Early Distribution shall begin at a time elected by the Participant when the Deferral Election was made and the date elected for an Early Distribution must be at least two (2) years after the Deferral Election becomes effective. If the Participant has a Separation from Service before the Early Distribution date, the Early Distribution election will be canceled and Distribution will be made under Section 4.2.

(d) Distributions from Account. Amounts paid to a Participant under this Section shall be treated as Distributions from the Participant’s Account.

Section 4.5 Financial Hardship Distribution.

(a) Financial Hardship Distribution. When the Administrative Committee finds that a Participant has suffered a Financial Hardship, following the Participant’s written application, the Administrative Committee shall distribute all or a portion of the Participant’s Account reasonably necessary to satisfy the Financial Hardship. The amount necessary to satisfy the Financial Hardship shall be the amount determined according to the requirements of Code Section 409A. The Distribution shall be paid in a lump sum as soon as administratively practical following the Financial Hardship finding.

(b) Review of the Request for Financial Hardship Distribution. Counsel for the Plan, on an ongoing basis, shall review legal and tax developments to assure continuous compliance with the relevant authorities governing plan design to prevent constructive receipt of taxable income by any Participant, and shall advise the Administrative Committee of the applicable law.

Section 4.6 Valuation and Settlement.

The Settlement Date shall be the earlier of the date when a lump sum is paid or when installment payments commence. The Settlement Date for a Distribution shall be no more than thirty (30) days after the last day of the month when the Participant or his Beneficiary becomes entitled to a Distribution, or six (6) months later, if the Participant is a Key Employee. The Settlement Date for an Early Distribution shall be the month that the Participant has elected to commence payment. The amount of a lump sum and the initial amount of installment payments for a Participant’s Account shall be based on the value of the Participant’s Account on the Valuation Date at the end of the immediately preceding month before the Settlement Date.

Section 4.7 Small Benefit.

Notwithstanding any Distribution Election, the Administrative Committee, in its sole discretion, may pay any benefit as a lump sum payment to the Participant or any Beneficiary, if the lump sum amount of the Account balance that remains in the Account, or which is payable to the Participant or Beneficiary in installments when payments to the Participant or Beneficiary would otherwise commence, is less than $10,000.

Section 4.8 Benefits On a Change in Control.

Notwithstanding any contrary Plan provisions, the provisions of this Section shall control on a Change in Control of the Company. On a Change in Control, as defined in Section 4.9, the full amount of contributions and earnings accrued or credited to the Participant’s Account (on the date immediately before the Change in Control) shall be distributed to the Participant or the Participant’s Beneficiary, if a Survivor Benefit is being paid when the Change in Control occurs. Payment shall be made in a lump sum form.

Section 4.9 Events Constituting a Change in Control.

For Plan purposes, a Change in Control shall be deemed to have occurred on the date that one or more of the following occurs:

(a) Individuals who, within any twelve (12) month period, constitute a majority of the Board (“Incumbent Directors”) are replaced as members of the Board by individuals who are not Incumbent Directors. Incumbent Directors shall include any individual becoming a director within the same twelve (12) month period when the person’s election or appointment was approved by a vote of at least a majority of the then Incumbent Directors and shall exclude for this purpose any individual whose initial assumption of office was not endorsed by a majority of the Board.

(b) The date of any merger, consolidation or recapitalization of the Company (or, if the capital stock of the Company is affected, any subsidiary of the Company), or any sale, lease, or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company (each of the foregoing being an “Acquisition Transaction”) where the shareholders of the Company immediately before that Acquisition Transaction would beneficially own, directly or indirectly, immediately after that Acquisition Transaction, shares or other ownership interests representing in the aggregate less than fifty percent (50%) of (i) the then outstanding common stock or other equity interests of the corporation or other entity surviving or resulting from such merger, consolidation or recapitalization or acquiring such assets of the Company, as the case may be, or of its ultimate parent corporation or other entity, if any (in either case, the “Surviving Entity”), and (ii) the Combined Voting Power of the then outstanding Voting Securities of the Surviving Entity.

(c) Any Person shall be or become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing in the aggregate more than fifty percent (50%) of either (i) the then outstanding shares of common stock of the Company (“Common Shares”) or (ii) the Combined Voting Power of all then outstanding Voting Securities of the Company; provided, however, that notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this Subsection (c):

(1) Solely as a result of an acquisition of securities by the Company which, by reducing the number of Common Shares or other Voting Securities outstanding, increases (A) the proportionate number of Common Shares beneficially owned by any Person to more than fifty percent (50%) of the Common Shares then outstanding, or (B) the proportionate voting power represented by the Voting Securities beneficially owned by any Person to more than fifty percent (50%) of the Combined Voting Power of all then outstanding Voting Securities; or

(2) Solely as a result of an acquisition of securities directly from the Company, except for any conversion of a security that was not acquired directly from the Company;

(d) For purposes of this Change in Control definition, the following capitalized terms have the following meanings:

(i) “Affiliate” shall mean, as to a specified person, another person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person, within the meaning of such terms as used in Rule 405 under the Securities Act of 1933, as amended, or any successor rule.

(ii) “Combined Voting Power” shall mean the aggregate votes entitled to be cast generally in the election of the Board of Directors, or similar managing group, of a corporation or other entity by holders of the then outstanding Voting Securities of such corporation or other entity.

(iii) “Person” shall mean any individual, entity (including, without limitation, any corporation, partnership, trust, joint venture, association or governmental body) or group (as defined in Sections 14(d)(3) or 15(d)(2) of the Exchange Act and the rules and regulations thereunder); provided, however, that Person shall not include the Company, any of its subsidiaries or affiliates or LYONDELL-CITGO Refining LP (“LCR”), any employee benefit plan of the Company or LCR or any of their subsidiaries or any entity organized, appointed or established by the Company, LCR, or their subsidiaries for or pursuant to the terms of any plan.

(iv) “Voting Securities” shall mean all securities of a corporation or other entity having the right under ordinary circumstances to vote in an election of the Board of Directors, or similar managing group, of such corporation or other entity.

ARTICLE V

BENEFICIARY DESIGNATION

Section 5.1 Beneficiary Designation.

Each Participant has the right to designate a Beneficiary or Beneficiaries to receive his interest in his Account on his death. The designation shall be made in the time and manner the Administrative Committee prescribes. The Participant has the right to change or revoke any designation from time to time by filing a new designation or notice of revocation, and no notice to any Beneficiary nor consent by any Beneficiary shall be required to make any change or revocation.

Section 5.2 Failure to Designate a Beneficiary.

If a Participant fails to designate a Beneficiary before his death, or if no designated Beneficiary survives the Participant, the Administrative Committee shall direct the Company to pay his Account balance in a lump sum to the executor or administrator of his estate.

ARTICLE VI

ADMINISTRATION

Section 6.1 Interpretation.

The Administrative Committee has the exclusive right and discretionary authority to interpret the Plan’s provisions and to decide questions arising in its administration. The Administrative Committee’s decisions and interpretations shall be final and binding on the Company, Participants, Employees and all other persons.

Section 6.2 Administrative Records.

The Administrative Committee shall keep records reflecting Plan administration, which the Company may audit.

Section 6.3 Claims.

If a Participant makes a written request alleging a right to receive Plan benefits or alleging a right to receive an adjustment in Plan benefits being paid, the Administrative Committee shall treat it as a benefit claim. All benefit claims under the Plan shall be sent to the Administrative Committee and must be received within thirty (30) days after Separation from Service. The decision will be made within ninety (90) days after the Administrative Committee receives the claim unless the Administrative Committee determines additional time due to special circumstances is needed. If the Administrative Committee determines that an extension to process a claim is required, the final decision may be deferred up to one hundred eighty (180) days after the claim is received, if the claimant is notified in writing of the need for the extension and the anticipated date of a final decision before the end of the initial ninety (90) day period.

If the Administrative Committee decides that any individual who has claimed a right to receive benefits, or different benefits, under the Plan is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing or electronically, in terms calculated to be understood by the claimant, of the specific reasons for the denial, the Plan provisions on which the denial is based, a description of additional material or information necessary to perfect the claim and an explanation of why the material or information is needed, and an explanation of the Plan’s claim review procedures. If no action is taken on the claim within these time periods, the claim shall be deemed denied on the last day of the applicable time period. The claimant is entitled to a full and fair review of the denied claim after actual or constructive notice of a denial.

The claimant, or his authorized representative, must file a written request for review with the Administrative Committee setting forth the grounds for the request and any supporting facts, comments or arguments he wishes to make, within sixty (60) days after actual or constructive notice. If a written request for review is not received within this sixty (60) day period, the denial will be final. The claimant shall have reasonable access to all relevant documents pertaining to the claim.

The Administrative Committee or the persons responsible to conduct the review on the Administrative Committee’s behalf shall conduct a full review of the claim. Unless special circumstances require an extension of the review period, the Administrative Committee will render its decision no later than the date of its next regularly scheduled meeting, unless the request is filed less than thirty (30) days before that meeting. If the request is filed less than thirty (30) days before a regularly scheduled meeting, the Administrative Committee will render its decision no later than the date of the second regularly scheduled meeting after it receives the request. However, if special circumstances require an extension of the review period, a final decision shall be rendered no later than the third regularly scheduled meeting after it receives the request for review, if the claimant is notified in writing of the special circumstances and the date of the expected decision, before the time is extended due to special circumstances. If the decision on review is not furnished to the claimant within the applicable time period(s), the claim shall be denied on the last day of the applicable period. Administrative Committee decisions shall be in writing and provided no later than five (5) days after the decision is made. The decision shall include specific reasons for the action taken, including the specific Plan provisions on which the decision is based. The claimant shall be notified of the right to reasonable access, on request, to relevant documents or other information without charge.

Section 6.4 Committee Liability.

No Administrative Committee member shall be liable for any action taken in good faith or for exercise of any power given the Administrative Committee, or for the actions of other Administrative Committee members.

ARTICLE VII

AMENDMENT AND TERMINATION

Section 7.1 Plan Amendment.

This Plan may be amended from time to time by a resolution of the Compensation and Human Resources Committee of the Board of Directors of the Company.

Section 7.2 Termination.

The Company intends to continue this Plan indefinitely, but reserves the right to terminate it at any time for any reason.

Section 7.3 Effect of Amendment or Termination.

No Plan amendment or termination may adversely affect the benefit payable to any Participant receiving or entitled to receive Plan benefits before the effective date of the amendment or termination. However, the Company may amend the Plan to eliminate any form of payment or to comply with any law or regulation, including but not limited to, reformation of any Plan provision that would result in an excise tax being imposed under Code Section 409A, and if so, that amendment or reformation will not be deemed to adversely affect any Participant’s benefit entitlement.

Section 7.4 Effect of Legislation.

If any Plan provision would result in imposition of an excise tax under Code Section 409A, the terms of Code Section 409A shall apply and that Plan provision will be reformed to avoid the excise tax.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Unfunded Benefit Plan.

This Plan is intended to constitute an unfunded plan which is maintained primarily to provide deferred compensation in the form of additional benefits to a select group of management or highly compensated employees, as defined in ERISA Sections 201(a)(2), 301(a)(3) and 401(a)(1).

Section 8.2 Unsecured General Creditor.

Participants and their Beneficiaries shall have no legal or equitable rights, claims or interests in any specific Company assets or property, nor are they the Beneficiaries of, or have any rights, claims or interests in, any life insurance policies, annuity contracts, or the proceeds of those policies or contracts which the Company owns or acquires (“Policies”). Any Policies or other Company assets shall be and shall remain general, unpledged, unrestricted Company assets. The Company’s obligation under the Plan is merely an unfunded and unsecured Company promise to pay money in the future.

Section 8.3 Grantor Trust.

Although the Company is responsible for all Plan benefits, the Company, in its discretion, may contribute funds to a grantor trust, as it deems appropriate, to pay Plan benefits. The trust may be irrevocable, but trust assets shall be subject to the claims of creditors of Lyondell Chemical Company. To the extent any Plan benefits are actually paid from the trust, the Company shall have no further obligation for those benefits, but to the extent the benefit is not paid, benefits shall remain the obligation of, and shall be paid by, the Company. Participants shall be unsecured creditors insofar as their legal claim for Plan benefits and Participants shall have no security interest in the grantor trust.

Section 8.4 Non-Assignment.

Payments to and benefits under this Plan are not assignable, transferable or subject to alienation since they are primarily for the support and maintenance of the Participants and their Beneficiaries. Likewise, payments shall not be subject to attachments by creditors of, or through legal process against, the Company, the Administrative Committee or any Participant. Payments may be offset by the Company as provided under Section 8.7.

Section 8.5 No Employment Right.

The Plan provisions shall not give an Employee the right to be retained in Company service nor shall this Plan or any action taken under it be construed as an employment contract.

Section 8.6 Adjustments.

At the Company’s request, the Administrative Committee may adjust a Participant’s Plan benefit or make other adjustments required to correct administrative errors or provide uniform treatment of Participants, in a manner consistent with the Plan’s intent and purpose.

Section 8.7 Obligation to Company.

If a Participant becomes entitled to a Distribution of Plan benefits and the Participant has any debt, obligation, or other liability representing an amount owed to the Company or any Company benefit plan, then the Administrative Committee, in its sole discretion, may offset the amount owed to the Company or the benefit plan against the amount of benefits otherwise distributable under this Plan.

Section 8.8 Protective Provisions.

Each Participant shall cooperate with the Company by furnishing any and all information the Company requests to facilitate Plan benefit payments, taking any physical examinations the Company deems necessary and taking other relevant action as the Company requests. If a Participant refuses to cooperate, the Company shall have no further obligation to the Participant under the Plan. If the Participant makes any material misstatement of information or nondisclosure of medical history, no benefits will be payable to the Participant or his Beneficiary unless, at the Company’s sole discretion, benefits are payable in an amount reduced to compensate the Company for any loss, cost, damage or expense suffered or incurred by the Company as a result in any way of any Participant action, misstatement or nondisclosure.

Section 8.9 Gender, Singular and Plural.

All pronouns and any variations are deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons requires. The singular may be read as the plural and the plural as the singular, as the context may require.

Section 8.10 Governing Law.

This Plan shall be construed, regulated and administered under the laws of the State of Texas, except to the extent that those laws are preempted by ERISA.

Section 8.11 Notice.

Any notice or filing required or permitted to be given to the Administrative Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Company’s principal office, directed to the attention of the Secretary of the Administrative Committee. Notice shall be deemed given on the delivery date or, if delivery is made by mail, on the date shown on the postmark on the receipt for registration or certification.

Section 8.12 Successors and Assigns.

This Plan shall be binding on the Company and its successors and assigns.

Section 8.13 Incapacity.

If the Administrative Committee deems any person entitled to receive any Plan payment is incapable of receiving or disbursing the payment because of minority, illness or infirmity, mental incompetency, or incapacity of any kind, the Administrative Committee, in its sole discretion, may take any one or more of the following actions: it may apply the payment directly for the person’s comfort, support and maintenance; it may reimburse any person for any support supplied to the person entitled to receive any payment; or it may pay any other person the Administrative Committee selects to disburse the payment for the person’s comfort, support and maintenance, including, without limit, to any relative who has undertaken, wholly or partially, the expense of the person’s comfort, care and maintenance, or any institution in whose care or custody the person entitled to the payment may be. The Administrative Committee, in its sole discretion, may deposit any payment due to a minor to the minor’s credit in any savings or commercial bank of the Administrative Committee’s choice.